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                                                                   EXHIBIT 23.3


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements (Nos. 33-61649, 33-62489, 33-63735, 33-65289, 333-01757, 333-04269 and
333-08479) on Form S-3 and (Nos. 33-93742 and 333-07623) on Form S-8 of
Republic Industries, Inc. of our report dated March 8, 1996 (except as to the second paragraph of Note 13, which is as of April 19, 1996 and the second paragraph of Note 18, which is as of November 26, 1996) with respect to the combined balance sheets of Alamo Rent-A-Car, Inc. and Affiliates as of December 31, 1995 and 1994, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1995, our report dated March 8, 1996 (except as to the second paragraph of Note 10, which is as of April 19, 1996 and the second paragraph of Note 13, which is as of November 26, 1996) with respect to the consolidated balance sheets of Guy Salmon USA, Ltd. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' capital (deficiency), and cash flows for each of the years in the three-year period ended December 31, 1995, and our report dated March 8, 1996 (except as to the third paragraph of Note 12, which is as of November 26, 1996) with respect to the balance sheets of DKBERT Assoc. as of December 31, 1995 and 1994, and the related statements of income, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1995, which reports appear in the Form 8-K of Republic Industries, Inc. dated November 25, 1996.



                                        KPMG Peat Marwick LLP



Fort Lauderdale, Florida
December 11, 1996